UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2018

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4350 Congress Street, Suite 700, Charlotte, North Carolina 28209

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (980) 299-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 21, 2018, Albemarle Corporation (the “Company”), Albemarle Global Finance Company SCA (“Albemarle Global”) and Albemarle Europe SPRL (together with Albemarle Global, the “Belgian Borrowers”), as borrowers, entered into a $1,000,000,000, 5-year, revolving, unsecured credit facility (the “New Credit Facility”) with the several banks and other financial institutions as may from time to time become parties thereto (collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent and Swing Line Lender. The New Credit Facility replaces that certain Credit Agreement, dated as of February 7, 2014, among the Company and Albemarle Global, as borrowers, and the Lenders and L/C Issuer (the “Prior Credit Facility”), that was due to mature on February 7, 2020. The Prior Credit Facility was undrawn as of June 20, 2018.

The New Credit Facility matures on June 21, 2023. The Company can request that the maturity date of the New Credit Facility be extended for an additional one-year period (up to two times during the term of the New Credit Facility), but any such extension is subject to the approval of the Lenders. The Company also has the right (up to five times during the term of the New Credit Facility), upon prior written notice to the Administrative Agent and subject to certain conditions, to (i) add one or more tranches of term loans (any credit facility providing for such term loans being referred to as an incremental term facility) and/or (ii) increase the aggregate commitments under the New Credit Facility in an aggregate amount for such increases and requested term loans not to exceed an additional $500,000,000, subject to certain conditions precedent. The New Credit Facility also permits certain of the Company’s wholly-owned subsidiaries to become parties to the New Credit Facility as borrowers from time to time (each, a “Designated Borrower”).

The New Credit Facility allows borrowing by the Company, the Belgian Borrowers and any Designated Borrower and such borrowing may be denominated in currencies other than the U.S. dollar. Borrowings under the New Credit Facility bear interest at variable rates based on an average London inter-bank offered rate (“LIBOR”) for deposits in the relevant currency plus an applicable margin which ranges from 0.910% to 1.500%, depending on the Company’s credit rating from Standard & Poor’s Financial Services LLC, Moody’s Investor Services, Inc. and Fitch Ratings, Inc. As of the closing of the New Credit Facility, the applicable margin over LIBOR was 1.125%. The New Credit Facility also permits the issuance of letters of credit and swingline loans.

The New Credit Facility contains representations, warranties, terms and conditions customary for transactions of this type, including compliance with one financial covenant requiring that the Company’s consolidated leverage ratio (funded debt to EBITDA), as defined in the New Credit Facility, be not more than 3.50:1.00 as of the end of any fiscal quarter, subject to adjustments pursuant to the provisions of the New Credit Facility relating to a consummation of an acquisition where the consideration includes cash proceeds from issuance of funded debt in excess of $500,000,000. The New Credit Facility also contains customary default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, defaults for non-performance of covenants and cross-defaults. The occurrence of an event of default under the New Credit Facility could result in all loans and other obligations becoming immediately due and payable and the facility being terminated.

This description of the New Credit Facility is not complete and is qualified in its entirety by reference to the entire New Credit Facility, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.

Item 1.02. Termination of a Material Definitive Agreement.

The Prior Credit Facility was terminated as of June 21, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: June 27, 2018	By:	/s/ Karen G. Narwold
		Name:	Karen G. Narwold
		Title:	Executive Vice President Chief Administrative Officer and Corporate Secretary